Exhibit 10.33

SEPARATION AGREEMENT AND GENERAL RELEASE

1. Parties. The parties to this Separation Agreement and General Release (“Agreement”) are:

a. Paul F. Goetz (“Employee”); and

b. SAVVIS, Inc. (“Company”).

2. Recitals.

a. Employee’s employment with Company will end on December 31, 2009 (“Separation Date”); and

b. Employee and Company desire to enter into an agreement that will provide for the termination of Employee’s employment with the Company and the release of any Employee claims to date related to Employee’s employment with the Company, Employee’s termination of employment with the Company, and any and all other claims Employee may have or has had against the Company;

c. The parties have previously entered into a Employment, Confidentiality, Severance and Non-Competition Agreement (the “Employment Agreement”); and

d. The parties agree that the provisions contained herein fully satisfy the Company’s obligations under all prior agreements between the parties hereto, and that, except as set forth herein, this Agreement supersedes any and all prior agreements.

NOW THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Employee and Company agree as follows:

3. Termination of Employment. The parties agree Employee’s employment with Company will terminate effective at the close of business on the Separation Date. The Company agrees, in the exercise of its discretion, and Employee agrees, that Company records shall reflect that this termination is a resignation by Employee.

4. Payments, Benefits and Other Consideration. Company will provide the payments and benefits described below so long as Employee submits this Agreement properly executed to the Company and adheres to the promises and agreements set out in this Agreement.

a. Severance. Within ten (10) business days following the Effective Date of this Agreement (as defined in paragraph 25 below) or the Separation Date, whichever is later, Company will commence payment to Employee, in accordance with the Company’s standard payroll procedures, of two hundred seventy thousand dollars ($270,000) payable in substantially equal semi-monthly installments during the 12 month period following such date, less any applicable deductions, taxes, or other withholdings.

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b. 2009 Incentive Plan. The parties agree that, pursuant to the terms of the 2009 Incentive Plan – Senior Vice President – Sales America (the “Incentive Plan”) and pursuant to section 4 of the Incentive Plan, Employee shall receive a payment of all amounts owed through October 31, 2009 (but not for any later period(s))for earned commissions on U.S. Revenue (as defined in the Incentive Plan”), payable within ten (10) business days after the later of the Effective Date and the Separation Date. Employee acknowledges that the terms of the Incentive Plan and the Employment Agreement provide that any payment of bonus compensation pursuant to Section V of the Incentive Plan is entirely within the sole discretion of the Compensation Committee of Company’s the Board of Directors. In the exercise of such discretion, the Company is granting the Employee $52,549.00, which is equal to  11/12 of Employee’s target bonus under Section V of the Incentive Plan, payable within ten (10) business days after the later of the Effective Date and the Separation Date.

c. Stock Options. Employee has outstanding 42,045 stock options which do not vest until December 29,2009 (the “December Vesting Options”). Pursuant to the terms of the Non-Qualified Stock Option Agreements relating thereto and the terms of the Employment Agreement, all unvested stock options will terminate on the Separation Date. However, all of December Vesting Options shall remain exercisable for a period of ninety (90) days from the date they became exercisable, to the extent provided for in the applicable plan document and any non-qualified stock option agreement(s) signed by the parties.

d. COBRA and Medical Premium Payments. Pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will provide the required COBRA notification to Employee, and the COBRA benefit entitlement period of eighteen (18) months shall commence on January 1, 2010. Employee, Employee’s former spouse, and dependents, as applicable, may elect COBRA coverage under the provisions of COBRA following the Separation Date. Employee’s existing insurance coverage will expire on December 31, 2009. In the event Employee elects to continue his/her health care coverage pursuant to the health care continuation coverage provisions of COBRA, Employer will, upon receipt of Employee’s written election, pay the entire premium for such continuation for twelve (12) months. If Employee chooses to continue COBRA coverage after this 12 month period, Employee will be responsible for the entire premium amount.

e. Acknowledgment of Consideration. Employee acknowledges that the payments and benefits described above are more than he/she would otherwise receive absent Employee’s execution of this Agreement and the promises set forth herein.

5. General Release of Claims. Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Company, and its current and former parents, subsidiaries, divisions, and affiliates, and their respective shareholders, officers, directors, attorneys, agents, current and former employees, successors and assigns (collectively referred to as “the Company Releasees”)

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from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Employee and the Company Releasees from matters which occurred prior to the date of execution of this Agreement, which matters include but are not limited to Employee’s employment with the Company, the terms and conditions of that employment, the termination of Employee’s employment with Company, and matters arising from the offer and acceptance of this Agreement. Employee understands that the provisions of this paragraph mean that Employee cannot bring a lawsuit against the Company for any reason.

6. Agreement Not to File Suit. Employee, for and on behalf of Employee and Employee’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agree that they will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against the Company Releasees arising out of any actions or non-actions on the part of Company arising before execution of this Agreement. Employee further agrees that to the extent Employee has filed any claim, complaint, charge, arbitration request or action against the Company, Employee will withdraw and dismiss the same with prejudice. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise his/her best efforts to have such claim dismissed. No provision of this Agreement, however, shall be construed to prevent Employee from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency to the extent Employee is permitted to do so by law. However, Employee expressly waives and disclaims any right to compensation or other benefit which may inure to Employee as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to the Company. Employee understands that the provisions of this paragraph mean that Employee cannot bring a lawsuit against the Company for any reason.

7. Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in paragraphs 5 and 6 above include, but are not limited to, (i) any claims for commission payments; (ii) any breach of an actual or implied contract of employment between Employee and Company; (iii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress); (iv) any claim of defamation or other common-law action; or (v) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Equal Pay Act, 29 U.S.C. Section 206(d), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., or any other federal, state, or local statutes, ordinances, common laws or other laws of any kind, whether or not relating to employment, or any claims for pay, commissions, vacation pay, insurance, or welfare benefits or any other benefits of employment with Company arising from events occurring prior to the date of this Agreement other than those payments and benefits specifically provided herein.

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Attention California Employees: If Employee resides or works in California, then Employee expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. No Waiver of Vested Rights. Notwithstanding anything else in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Employee may have with respect to any pension or other retirement benefits to which the Employee is or will be entitled by virtue of the Employee’s employment with the Company, and nothing in this Agreement shall prohibit the Employee from enforcing such rights.

9. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver of any rights or claims that may truly occur and arise after the date on which the Employee executes this Agreement.

10. Representations and Warranties Regarding the FMLA and FLSA. Employee represents and warrants that Employee is not aware of any circumstances which might entitle Employee to a leave of absence under the Family and Medical Leave Act (“FMLA”) or any fact which might justify a claim against the Company for violation of the FMLA. Employee further represents and warrants that Employee has received any and all wages and commissions for work performed and all overtime compensation and FMLA leave to which Employee may have been entitled, and that Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FMLA or the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq. (“FLSA”).

11. Re-Employment and Re-Instatement. Employee agrees that Employee will neither apply for nor accept employment or re-employment with Company or any Company Releasee, in any capacity whatsoever, including but not limited to placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Company has no obligation whatsoever, contractual or otherwise, to rehire, re-employ, recall or contract with Employee in any capacity in the future.

12. Confidentiality. Employee represents that Employee has not disclosed and agrees that Employee will not disclose the terms of this Agreement, or that this Agreement exists to anyone except Employee’s attorneys, Employee’s financial advisors, Employee’s former spouse, or the IRS or other taxing authorities, or as required by law, or in response to an inquiry from any judicial, governmental, regulatory, or self-regulatory agency or organization. Any disclosure contrary to the provisions of this paragraph shall be a material breach of this Agreement and shall subject employee to equitable relief and damages including, without limitations, entitling

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the Company to refrain from further payments under this Agreement without being considered in breach and Employee will continue to be obligated by Employee’s promises hereunder. If Employee discloses the terms of this Agreement to Employee’s former spouse, Employee’s attorneys or Employee’s financial advisors, Employee will advise them that they must not disclose the terms of this Agreement to anyone else and Employee will be responsible for any such disclosure. If asked, but only if asked, to perform some act that would otherwise be contrary to the terms of this Agreement, Employee may state: “I am unable to further discuss that matter due to contractual agreements with my former employer.” Notwithstanding any provision in this section 12 to the contrary, in the event and to the extent the Company discloses the terms of this Agreement, Employee will not be required to so comply with this paragraph 12.

13. Continuation of Certain Covenants in the Employment Agreement. Employee agrees that the provisions of the Employment Agreement intended to survive termination thereof, including Section 5 (Confidentiality), Section 6 (Certain Covenants), and Section 7 (Definitions), shall continue in full force and effect and are incorporated by reference herein.

14. Return of Property. Employee agrees to return all property belonging to Company, including, but not limited to Employee’s laptop computer, keys, security cards, credit card, client lists and business information (including all copies regardless of media), parking cards and documents (including all copies regardless of media) of any kind provided or shown to Employee throughout Employee’s employment. Employee further agrees Employee has not copied or otherwise replicated or retained any of the above or like data and things.

15. Non-Disparagement. (a) Employee agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity about the Company or the Company Releasees. In particular, but without limitation, Employee will not Disparage the Company or the Company Releasees, to any of the Company’s current, former or prospective customers or clients or any of the Company’s current or former employees. Employee further represents and agrees that Employee has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with the Company, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against the Company or the Company Releasees. Employee acknowledges that this provision constitutes a material term in this Agreement, without which the Company would not enter into this Agreement. As a result, any breach of this provision will be considered a material breach and will, among all other available remedies, excuse the Company from any further obligations to Employee under this Agreement, including any remaining payments set forth in this Agreement. This shall not be construed as a limitation of remedies, and the Company retains all rights to pursue any and all claims or actions against Employee as a result of any disparaging remarks made in violation of this paragraph or otherwise; and (b) Company agrees to instruct Phillip J. Koen, William D. Fathers, and Mary Ann Altergott, not to publicly Disparage Employee. In the event that Company fails to so instruct Koen, Fathers, and Altergott, this will be considered a material breach of the Agreement and Employee shall be permitted to seek any and all available related claims or actions against the Company for such failure. In the event that Koen, Fathers or Altergott fail to comply with

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such instruction, Employee shall be permitted to pursue any available remedies against such employees in their individual capacity; provided however that this paragraph 15 shall not be construed as an admission that there necessarily would be a bona fide claim by Employee.

Employee acknowledges and agrees it is the policy of the Company not to provide references of employment other than to confirm dates of employment, job title, and compensation as may be expressly requested by Employee pursuant to a Validly Submitted Request. Employee agrees only to submit and cause such requests to be submitted to the SVP Corporate Services (currently Mary Ann Altergott) or her written designee.

16. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

17. Knowing and Voluntary Agreement. Employee represents, declares, and agrees that the undertakings of Company and the wage payments described above are for the purposes of making a full and final compromise, adjustment, and settlement of all claims hereinabove described and that the promises and payments hereunder are good and valuable consideration that was otherwise unavailable to him/her.

18. Entire Agreement. This Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them on the subject. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement whether oral or written, which are not fully expressed herein, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

19. Choice of Law. Because of Company’s and Employee’s substantial contacts with the State of Missouri, the fact that Company’s headquarters are located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of and making of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

20. Choice of Forum. The parties to the Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court of subject matter jurisdiction located in the Eastern District of Missouri, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.

21. Capacity to Settle. Employee represents and warrants that Employee has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. Employee further warrants that Employee is the sole owner of all the claims

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Employee has released in this Agreement, and that Employee has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that Employee will indemnify, defend and hold the Company Releasees harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

22. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto. The parties agree that this Agreement shall be binding upon and inure to the benefit of Employee’s assigns, heirs, executors and administrators as well as the Company, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

23. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Agreement shall always be construed or limited in conformity with such provisions.

24. Consultation with Attorney. By executing this Agreement, Employee acknowledges that, at the time he/she was presented with this Agreement for his/her consideration, he/she was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

25. Consideration Period and Revocation. Employee acknowledges that Employee was first given a copy of this Agreement on October 21, 2009 (the “Offer Date”) and that Employee was advised by Company that Employee could consider the offer for twenty-one (21) days from the Offer Date. Company shall be deemed to have revoked its offer to enter into this Agreement if Employee does not execute this Agreement within twenty-one (21) days of the Offer Date, unless Company states in writing otherwise. Employee has seven (7) days following the execution of this Agreement to revoke said Agreement. This Agreement shall not become final and binding upon Employee until the eighth (8th) calendar day following Employee’s execution of this Agreement (the “Effective Date”). If Employee revokes this Agreement, he/she shall do so in writing, by either hand-delivery or certified mail return receipt requested, to:

Attention: General Counsel

Savvis Communications Corporation

One Savvis Parkway

Town & Country, Missouri 63017

26. Neutral Employment Reference. In response to any properly directed request for reference, as defined below (a “Properly Directed Request”), the Company will provide only job title, dates of employment, salary information and indicate that Employee resigned Employee’s employment with the Company. A Properly Directed Request is one that is directed to The Work Number® at 1-800-367-2884 or online at www.theworknumber.com

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27. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

28. Amendments and Severability. The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

SAVVIS, Inc.

/s/ Paul F. Goetz		/s/ Mary Ann Altergott
PAUL F. GOETZ , Employee		Signature
		By:	Mary Ann Altergott
Date:	10/27/09
		Title:	SVP, Corporate Services

		Date:	10/27/09
Subscribed and sworn to before me, a Notary Public, this 27th day of October 2009.

/s/ Virginia Trussel
Notary Public

My Commission Expires:

06/08/12

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